UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2022

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CTRN	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                 ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2022, Citi Trends, Inc. (the “Company”) entered into an Agreement for Purchase and Sale of Real Property (the “Purchase Agreement”) with an affiliate of Oak Street Real Estate Capital, LLC (“Oak Street”), pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”). Under the terms of the Purchase Agreement, the Company agreed to sell its distribution center located in Darlington, South Carolina (the “Darlington Property”) for a purchase price of $37,136,400, and at the Company’s discretion, its distribution center located in Roland, Oklahoma (the “Roland Property”) for a purchase price of $34,829,182, both of which are subject to upward adjustment by up to $9,205,771 for the Darlington Property and up to $1,400,500 for the Roland Property for the Company’s planned capital expenditures at each of the properties. The Company has 60 days following the execution of the Purchase Agreement to make the election to sell the Roland Property. Oak Street’s obligation to consummate the Sale and Leaseback Transaction is subject to due diligence and other customary closing conditions.

Upon the closing of the Sale and Leaseback Transaction, the Company will enter into long-term net leases with Oak Street (the “Leases”), pursuant to which the Company will lease the distribution centers from Oak Street. Pursuant to the Leases, the Company will lease back from Oak Street the Darlington Property at an initial annual base rent of approximately $3.2 million for the first year (including capital expenditures), and if elected by the Company, the Roland Property at an initial annual base rent of approximately $2.5 million for the first year (including capital expenditures). The rent is payable monthly in advance, with annual 2.00% increases. Each Lease will be for a twenty-year term and include six subsequent five-year renewal options.

The closing of the sale of the Darlington Property is expected to provide the Company with net proceeds (after tax and transaction-related costs) of approximately $37 million, and the sale of the Roland Property, if elected by the Company, is expected to provide the Company with net proceeds (after tax and transaction-related costs) of approximately $32 million. The Company intends to use the net proceeds from the Sale and Leaseback Transaction to provide additional liquidity and for other corporate purposes, including share repurchases as determined by the Company’s board of directors. The closing of the sale of the Darlington Property is expected to occur in the Company’s first quarter fiscal 2022, and if elected by the Company, the closing of the sale of the Roland Property is expected to occur in the Company’s second quarter fiscal 2022.

The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the Company’s first quarter fiscal 2022.

The Press Release (defined below), as it relates to the Sale and Leaseback Transaction, is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On March 15, 2022, the Company issued a press release reporting its financial results for the fourth quarter and fiscal year ended January 29, 2022 (the “Press Release”). A copy of the Press Release is attached to this Current Report on Form 8-K (the “Current Report”) as Exhibit 99.1, the contents of which are incorporated herein solely for purposes of this Item 2.02 disclosure by this reference.

The information contained in this Item 2.02, including the Press Release attached to this Current Report, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 2.02, including the Press Release, shall not be incorporated by reference into any filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01.	Other Events.

The Company announced on March 15, 2022 that the Company’s board of directors approved another share repurchase program authorizing the Company to repurchase up to $30 million of its shares of common stock (the “Share Repurchase Program”). Repurchases under the Share Repurchase Program may be made at management’s discretion from time to time on the open market, in privately negotiated transactions or otherwise, in each case subject to compliance with all Securities and Exchange Commission rules and other legal requirements, and may be made in part under one or more Rule 10b5-1 plans, which permit stock repurchases at times when the Company might otherwise be precluded from doing so. The Press Release, as it relates to the Share Repurchase Program, is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: March 15, 2022	By:	/s/ Pamela J. Edwards
	Name:	Pamela J. Edwards
	Title:	Executive Vice President, Chief Financial Officer